AGREEMENT
                         ---------

This agreement dated as of November 1, 2006 (the "Agreement") is between Journey of Light, Inc., a corporation organized and existing under the laws of the state of New York in the United States of America ("JOL") and Joannou & Paraskevaides (Overseas) Ltd. a corporation organized and existing under the laws of Guernsey in the Channel Islands ("J&P). Each of JOL and J&P are sometimes referred to herein as a "Party" or collectively as the "Parties".

1.     The Development Agreement.     As of the date hereof,
JOL is negotiating a development agreement ("Development Agreement") with the government ("Government") of the Sultanate of Oman ("Oman"). A draft copy of the Development Agreement (the "Draft Development Agreement") which is subject to further negotiation and changes by the Government and JOL is attached hereto as Exhibit A. The Draft Development Agreement memorializes the terms and conditions of a proposed real estate development project (the "Omagine Project") to be undertaken in Oman by a subsidiary of JOL (the "Project Company").

2.     Definitions.     All capitalized terms in this
Agreement shall, unless otherwise indicated herein, have the meanings assigned to them in Exhibit A - the Draft Development
Agreement.

3. Purpose of Agreement. The purpose of this Agreement is to specify the relationship between the Parties:

     (i) from the date hereof up to and including that date the "Financial Closing Date") on which the legally binding documents providing the Construction financing to the Project Company are executed and delivered by the relevant financial institutions or entity ("Financial Institutions"), and

    (ii) subsequent to the Financial Closing Date and in particular to specify the agreed upon terms and conditions of:

        a.  a proposed construction contract ("Construction
            Contract") between J&P and the Project Company for the construction of some or all of the Omagine
            Project, and

        b.  a proposed stock purchase agreement ("Stock

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            Purchase Agreement") whereby J&P will become a
            shareholder of the Project Company, and

   (iii) with respect to such other terms and conditions as the Parties have agreed upon regarding the development of the Omagine Project.

4.     Relationship of the Parties.     From and after the
date hereof, the Parties agree to cooperate for the purpose of
(i) completing the negotiations with the Government with respect to the Development Agreement, and (ii) arranging with the Financial Institutions the necessary Construction Financing required to construct the Omagine Project.

5.     Term.     Other than as provided in Section 8.1 hereof
and in this Section, this Agreement can only be terminated upon:

   1. the mutual written consent of the Parties. The date specified in such mutual written consent is hereby defined as the "Termination Date", or

   2. upon the execution by the Parties of the following three agreements: the Construction Contract, the Stock
        Purchase Agreement and the Shareholders' Agreement
        (collectively the "Project Agreements"), or

   3.   on the Financial Closing Date if the Project
        Agreements are not signed as of the Financial Closing
        Date, or

   4.   on the calendar date next following the Equity Notice
        Date as specified in Section 8.1 (iii) (c) hereof, if the Equity Notice is not delivered to JOL on or before such Equity Notice Date therein specified.

     Notwithstanding the foregoing, this Agreement shall automatically expire on April 1, 2007 if the Development
     Agreement is not signed by the Government on or before March 31, 2007.

6.     Expenses.     The Parties hereby agree that each Party
shall be solely responsible for its own costs and expenses incurred as a result of this Agreement or the transactions contemplated hereby. The Parties hereby agree that, subject to the agreement (if required) of the Financial Institutions providing the Construction Financing, each Party shall be reimbursed in full for its Development Expenses at the Financial Closing. "Development Expenses" are hereby defined

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as the sum of all direct cash expenses incurred by a Party and associated with the negotiation of the Development Agreement and/or the preparation, planning, design and promotion of the Omagine Project prior to the signing of the Development Agreement between the Government and the Project Company (including any such expenses incurred after the date hereof) but they specifically exclude any profit, overhead expenses or officers' salaries of any Party. The Parties hereby agree that as of November 1, 2006 JOL's Development Expenses are approximately three million eight hundred thousand U.S.
Dollars ($3,800,000) and J&P's Development Expenses are approximately five hundred thousand U.S. Dollars ($500,000).

7.     The Financial Models.     JOL has, together with its
financial adviser AmeriCapital Renaissance Corp. and J&P, prepared and delivered to the Government and to J&P, a preliminary financial model for the Omagine Project (the "Preliminary Model"). The Preliminary Model is attached hereto as Exhibit B and reflects the best current estimate by JOL, J&P and their consultants and advisers with respect to the projected future costs to be incurred and revenues to be generated by the development, construction and operation of the Omagine Project, as well as a calculation of the net present value of the Omagine Project's projected future cash flows (the "NPV"). The Parties agree that between the date hereof and the Financial Closing Date it is likely that the Preliminary Model will be adjusted and/or modified to reflect updated data and/or then current assumptions and that ultimately a final financial model (the "Final Financial Model") will be agreed upon between the Project Company and the Financial Institutions. The Parties hereby agree that the Final Financial Model (and the NPV calculated therein) shall be the basis used to calculate J&P's ownership percentage of the Project Company as further specified in this Agreement.

8.     The Stock Purchase Agreement and the Shareholders'
Agreement .     On the Financial Closing Date or on such other
date prior to the Financial Closing Date to which the Parties may mutually agree, the following two agreements shall be executed by J&P and the Project Company:

     1.  a shareholders' agreement in relation to the Project
         Company (the "Shareholders' Agreement") which shall reflect the principles agreed upon in this Agreement, and

     2.  a stock purchase agreement (the "Stock Purchase
         Agreement") whereby J&P agrees to invest a sum of

                              3

         money (the "J&P Investment") in the Project Company in return for the issuance by the Project Company of a percentage (the "J&P Percentage") of the Project
         Company's capital stock.

The Parties agree that "time is of the essence" with respect to the execution by J&P and the Project Company on or before the Financial Closing Date of the Stock Purchase Agreement and the Shareholders' Agreement. The Stock Purchase Agreement and the Shareholders' Agreement will contain the usual and customary conditions found in such agreements as well as the principle that J&P will undertake the Construction Contract.

       8.1     The J&P Investment and the J&P Percentage.  The
               Parties agree that the J&P Investment and the J&P Percentage shall be based on the Final
               Financial Model as follows:

       (i) The Final Financial Model will, among other things, contain a calculation of (i) the NPV, and (ii) the equity investment in the Project Company necessary to support the provision to the Project Company by the Financial Institutions of the Construction Financing (the "Required Equity Investment"). The Parties hereby agree that the J&P Percentage shall be equal to that percentage (carried out to two decimal points) calculated by dividing the J&P Investment multiplied by 1.5 by the NPV. (For example, if the J&P Investment is $30 million and the NPV is $300 million; then the J&P Percentage would be fifteen percent (15.00 %).

      (ii) The Parties hereby agree that (i) the J&P Investment shall be a minimum of fifteen million U.S. Dollars ($15,000,000) but may, at J&P's option, be equal to 100% of the Required Equity Investment, and (ii) if the proposed J&P Investment is less than 100% of the Required Equity Investment (a "Reduced Investment"), then such Reduced Investment may be accepted or rejected by the Project Company at its sole option.

     (iii) The Parties hereby agree that the award of the Construction Contract by the Project Company to
               J&P is specifically linked to the amount of the J&P Investment as follows:

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              a.  If J&P elects to invest 100% of the Required
                  Equity Investment, then J&P shall be the Project Company's General Contractor for the Omagine Project and the value of the Construction Contract (the "Contract
                  Value") shall be equal to the negotiated total cost of construction (exclusive of construction management and design fees) for the Omagine Project (the "Total Construction Costs").

              b.  If J&P proposes to invest a Reduced
                  Investment (and such Reduced Investment is accepted by the Project Company pursuant to
                  Section 8.1 (iii) (b) (i) (2) below), then
                  J&P shall, at the Project Company's sole option, be either the General Contractor or a sub-Contractor for the Omagine Project and the Contract Value shall be at least equal to that number which is calculated by dividing the Reduced Investment by the Required Equity Investment and multiplying the result thereof by the Total Construction Costs. (For example, if the Required Equity Investment is $30 million and J&P elects to invest $15 million and JOL and the Project Company accepts such Reduced Investment; then the Contract Value would be at least 50% of the Total Construction Costs.

Notwithstanding anything to the contrary contained anywhere
else in this Agreement, if J&P proposes to invest a Reduced
Investment ( i.e. less than 100% of the Required Equity
Investment), then JOL may, at its sole option, either:
                           ------------------

     1. reject the proposed Reduced Investment and terminate this Agreement without any further obligation to J&P other than the obligation to reimburse J&P for that portion of its Development Expenses which were incurred by J&P during the period beginning on the date hereof and ending on the Reduced Investment Notice Date (as hereinafter defined), or

     2.   accept the Reduced Investment and cause the Project
          Company to award the Construction Contract to J&P in accordance with the provisions of this Agreement and
          Section 8.1 (iii) (b) above

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               a.  Within sixty (60) days after the date the
                   Development Agreement is signed by the
                   Government (or on such later date as may be agreed to in writing by the Parties), J&P shall notify JOL in writing (an "Equity Notice") whether the J&P Investment shall represent 100% of the Required Equity Investment or a Reduced Investment . The date of such Equity Notice is the Equity Notice Date.

               b. If such Equity Notice represents a Reduced Investment, JOL shall, within sixty (60) days after receipt by it of such Equity Notice (or on such later date as may be agreed to in writing by the Parties), notify J&P in writing (a "Reduced Investment Notice") whether such Reduced Investment is accepted or rejected by JOL. The date of such Reduced Investment Notice is the Reduced Investment Notice Date.

               c.  The Parties acknowledge that many
                   "financial investors" (i.e. investors who are neither developers nor contractors) have expressed interest in investing in the Omagine Project and it is the Parties intention to cooperate with each other to examine and carefully consider these potential investment options subsequent to the signing of the Development Agreement and to maintain maximum flexibility in order to attain the optimum financial structure for the Omagine Project. A Reduced Investment by J&P which is accepted by the Project Company, in combination with financial or other investors, shall not preclude nor obligate the Project Company from appointing J&P as the general contractor and awarding the Construction Contract to J&P for a Contract Value equal to the Total Construction Costs. Conversely, a proposed Reduced Investment by J&P shall not preclude the Project Company from rejecting such proposed Reduced Investment and appointing one or more contractors other than J&P as the general contractor or sub-contractor and awarding some or all of the contracts for

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                   the construction of the Omagine Project to
                   such other contractors. Should J&P elect to make the J&P Investment equal to the Required Equity Investment however, the Project Company shall be obligated to appoint J&P as the general contractor and award the Construction Contract to J&P for a Contract Value equal to the Total Construction Costs.

               d.  J&P agrees that it will fund the full
                   amount of the J&P Investment in accordance with the terms and conditions required by the Financial Institutions providing the Construction Financing.

9.     The Construction Contract / Completion Warranty.     As
of the date hereof, JOL intends to engage the services of Michael Baker Corporation of Pittsburgh , PA or some such similar company ("Baker") as the Construction Manager and as the Program Manager for the Omagine Project. As soon as practicable after the signing of the Development Agreement by the Government, the Parties and Baker shall begin the process of further design and costing of the Omagine Project as well as all efforts necessary to achieve the Financial Closing.
The Parties shall with the assistance and input of Baker negotiate in good faith to arrive at a fair and commercially reasonable value for the Total Construction Costs and Contract Value on or before the Financial Closing Date. J&P agrees that it shall conduct the negotiations with respect to the Total Construction Costs and the Contract Value in a completely transparent manner so that Baker and the Project Company are aware of all projected costs, overhead and profits associated with the Total Construction Costs, the Contract Value and the Construction Contract. The Total Construction Costs, the Contract Value and the Construction Contract shall be negotiated based on viable arms-length prices and business practices conforming to rules of transparency, international best practices and the requirements of this Agreement so as to enable, among other things, the successful arrangement of the Construction Financing for the Omagine Project. Such prices shall be based on competitive prices for similar services offered by disinterested third party contracting companies of at least equal standing as J&P.

     J&P agrees that should it be awarded the Construction
Contract that it will execute and deliver the "Contractor's
Completion Warranty" in the form attached hereto as Exhibit C.

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10.     Representations and Warranties

10.1     JOL Representations.

     JOL hereby represents and warrants to J&P that:

        (i) JOL is a corporation organized and in good standing under the laws of the State of New York in the United States of America, and

       (ii)  On the Financial Closing Date, the Project
             Company will be a corporation organized and in good standing under the laws of the Sultanate of Oman, and

      (iii) Frank J. Drohan has been duly authorized by the Board of Directors of JOL to execute and deliver this Agreement on behalf of JOL and when so executed and delivered it shall be binding on JOL and on JOL's successors and permitted assigns, and

       (iv) the execution and delivery of this Agreement by JOL will not violate any of the provisions of JOL's Certificate of Incorporation or By-Laws nor violate any provision of any contract or other agreement by which JOL is bound.

10.2     J&P Representations.

     J&P hereby represents and warrants to JOL that:

        (i) J&P is a corporation organized and in good standing under the laws of Guernsey in the Channel Islands, and

       (ii) George S. Demetriou has been duly authorized by the Board of Directors of J&P to execute and deliver this Agreement on behalf of J&P and when so executed and delivered it shall be binding on J&P and on J&P's successors and permitted assigns, and

      (iii) the execution and delivery of this Agreement by J&P will not violate any of the provisions of J&P's Articles of Association or By-Laws nor violate any provision of any contract or other agreement by which J&P is bound.

                              8

11.     Governing Law; Jurisdiction; Venue.     This Agreement
shall be governed by, and construed and enforced in accordance with, the laws of the country of Switzerland. Any disputes arising out of or in connection with this Agreement shall be finally settled by arbitration under the ICC Rules. The venue for any such arbitration shall be Geneva, Switzerland. The arbitration shall be conducted by three (3) arbitrators who shall be proficient in the English language and shall be appointed by the Secretary General of the International Court of Arbitration of the ICC in accordance with the ICC Rules. The language of the proceedings, documentation and award shall be English. The expense of the arbitration shall be borne by the Parties in such manner as the arbitrator may determine, provided, however, that each Party shall pay for and bear the cost of its own experts, evidence and legal counsel, irrespective of the outcome. No arbitrator appointed pursuant to this Clause shall be a national of the United States, Greece or Cyprus nor shall any such arbitrator be an employee, agent, consultant or former employee, agent or consultant of either Party.

12.     Miscellaneous

12.1     Intellectual Property.      The Parties agree that
the Omagine Project as presented to the Government and to J&P, including the architectural, engineering and technical drawings, Feasibility Study, and marketing studies (collectively, the "Intellectual Property") are all the property of JOL. J&P hereby covenants with JOL that, without the prior written approval and consent of JOL, J&P will not use, publish or exploit the Intellectual Property, or any part of it, in any way shape or form.

12.2 Confidential Information. For the purposes of this Clause 12.2 "Confidential Information" means this Agreement and any and all information, data, or material provided by either Party to the other, including but not limited to (a) patent and patent applications, (b) trade secrets, and (c) proprietary information, ideas, techniques, sketches, drawings, work of authorship, models, inventions, know-how, processes, apparatuses, equipment, software programs, and including, without limitation, their respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, business and contractual relationships (actual or prospective), business forecasts, sales and merchandising, marketing plans

                              9

and information the disclosing party provides regarding third parties. Any information that is not readily available to the public shall be considered as Confidential Information and, therefore, within the scope of this Agreement, unless specified otherwise in writing.

Each Party shall at all times and notwithstanding any termination or expiration of this Agreement hold in strict confidence and not disclose to any third party Confidential Information, save to the extent such information may be required by the Parties or the Government or their consultants or representatives for the purposes of the performance of their duties hereunder, or as may be required by judicial decision, requirements of applicable law or governmental regulation, the rules and regulations of any applicable stock exchange or securities law or administrative process, or to comply with any such laws, rules or regulations, except as approved in writing by the other Party, and will use the Confidential Information for no purpose other than what is contemplated hereunder. Each Party shall only permit access to Confidential Information to those of its employees or authorized representatives or parties having a need to know and who have signed confidentiality arrangements or are otherwise bound by confidentiality obligations at least equivalent to those contained herein. Notwithstanding the foregoing, each of the Parties shall have the right to communicate with potential investors and financial institutions with respect to the Omagine Project and to take such actions and to perform such tasks as are usual and customary when arranging project financing and a financial closing for the Omagine Project.

12.3     Amendments.     This Agreement may not be amended or
modified except by a written instrument signed by both
Parties.

12.4     Entire Agreement.     The Parties hereto agree that
this Agreement (together with Exhibits A, B and C attached hereto) constitutes the entire agreement between the Parties and supersedes any prior agreements whether written or verbal between the Parties.

12.5      Notices.      Any notice or other communication
required or permitted hereunder shall be in writing and shall be delivered, as follows (or to such other address as any party shall designate by notice given as herein provided):


                             10

     (i)     if to JOL, to:
Journey of Light, Inc.
The Empire State Building
350 Fifth Avenue
New York, N.Y.  10118
Attn:  President
Tel: +1-212-563-4141
Fax: +1-212-563-3355

     (ii)     if to J&P, to:

Joannou & Paraskevaides (Overseas) Ltd.
Canada Court, Upland Road
St. Peter Port
Guernsey, GY1 3BQ
Channel Islands
Attn:  President
Tel: +44 1481 744000
Fax: +44 1481 744520


12.6 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.


     IN WITNESS WHEREOF, the Parties have executed this Agreement the date first above written.

Joannou & Paraskevaides (Overseas) Ltd.



By:   /s/ George S. Demetriou
   -------------------------------
     George S. Demetriou
     Director and Member of
      the Management Committee



Journey of Light, Inc.



By:   /s/ Frank J. Drohan
   --------------------------
     Frank J. Drohan
     President

                             10
     Exhibit A

Draft Copy of Development Agreement
















































Exhibit B

The Preliminary Financial Model
















































Exhibit C.

FORM OF CONTRACTOR'S COMPLETION WARRANTY


This Warranty is made the ....... day  of .............2006
between:

(1) THE GOVERNMENT OF THE SULTANATE OF OMAN, as represented by the Ministry of Tourism ("MOT"), P. O. Box 200, Post
     Code 115, Muscat, Sultanate of Oman (the "Government");

     and,

(2) Omagine LLC, a limited liability company registered in the Sultanate of Oman with certificate of registration
     No. xxxxxxxx and registered office at P. O. Box xx, Post
     Code xxx Muscat, Oman (the "Project Company");

     and

(3) Joannou & Paraskevaides (Overseas) Ltd., whose registered office is at Canada Court, Upland Road, St. Peter Port,
     Guernsey, GY1 3BQ, Channel Islands (the " Lead Sub-
     Contractor").

WHEREAS:
(A) The Lead Sub-Contractor has entered into a construction contract dated [xxxxxxxxx] with the Project Company (the Construction Contract") for the construction of all items covered by the Construction Contract (the "Construction Activities") all as more fully indicated by a copy of such Construction Contract attached hereto as Appendix I.

(B)  The Lead Sub-Contractor has been engaged by the Project
     Company to carry out the Construction Activities.

(C) The Lead Sub-Contractor has, in consideration of such Construction Contract, agreed to give a Warranty in this form to the Project Company and to the Government.

NOW THIS WARRANTY WITNESSETH as follows:

1.1 The Lead Sub-Contractor WARRANTS AND UNDERTAKES to the Government and to the Project Company that it shall accomplish the Substantial Completion of the construction of all items comprising the Construction Activities at the date shown on the Construction Schedule (attached hereto as Appendix II), as amended from time to time. By Substantial Completion the Lead Sub-Contractor means the point at which all material Construction Activities are completed, and the elements so constructed are ready for use for the purpose for which they were intended, irrespective of any minor or immaterial items that may remain to be corrected or constructed with respect to such Construction Activities.

2. The Government has no authority to issue any direction or instruction to the Lead Sub-Contractor in relation to the performance of the Construction Activities by the Lead
     Sub-Contractor under the Construction Contract.

3. The construction, validity and performance of this Warranty shall be governed by the Laws of the Sultanate of Oman.

4. Nothing in this Warranty confers or purports to confer on any third party any benefit or any right to enforce any term hereof except an expressly so stated herein.

5. Any notice to be given by the Lead Sub-Contractor shall be deemed to be duly given if it is delivered by hand or is sent by registered post or recorded delivery to the Government or to the Project Company at their registered offices as noted herein and any notice given by the Government or the Project Company hereunder shall be deemed to be duly given if it is addressed to "The Managing Director" and delivered by hand at, or sent by registered post or recorded delivery to, the above mentioned address of the Lead Sub-Contractor and in the case of any such notices, the same shall, if sent by registered post or recorded delivery, be deemed to have been received forty eight hours after being so posted.

IN WITNESS whereof the parties hereto have duly executed this Warranty the day and year first above written.

THE GOVERNMENT


...................


THE PROJECT COMPANY


...................


THE LEAD SUB-CONTRACTOR


...................